Exhibit 99.1

SouthWest Water Company Declares Cash Dividends

LOS ANGELES--(BUSINESS WIRE)--July 16, 2009--SouthWest Water Company (Nasdaq:SWWC) today announced that its board of directors declared quarterly cash dividends of $0.025 per share of common stock and $0.65625 per share of Series A preferred stock. The dividends are payable on August 12, 2009 to stockholders of record as of July 27, 2009.

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in nine states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s Web site: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Corporate Communications
213.929.1846